Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

EVI INDUSTRIES, INC.,

YANKEE EQUIPMENT SYSTEMS, LLC,

YANKEE EQUIPMENT SYSTEMS, INC.,

LIMONCELLI FAMILY 2020 REVOCABLE TRUST U/I/D JUNE 29, 2020,

and

PETER LIMONCELLI

October 9, 2020

(continued)

(continued)

(continued)

EXHIBITS

Exhibit A Form of Escrow Agreement

Exhibit B Form of Facility Lease

Exhibit C Form of Noncompetition Agreement

Exhibit D Form of Side Agreement

Exhibit E Example Calculation of Closing Working Capital

Exhibit F Form of Estimated Closing Date Statement

Exhibit G Form of Final Closing Date Statement

SCHEDULES

Schedule 1.01(a) Accounts Receivable

Schedule 1.01(b) Key Employees

Schedule 2.03 Managers and Officers of Surviving Company

Schedule 2.08 Accounting Firms

Schedule 3.02 Organization

Schedule 3.03 Capitalization

Schedule 3.05 Conflicts (the Company)

Schedule 3.06(a) Financial Statements

Schedule 3.06(b) GAAP Modifications

Schedule 3.08(a) Tax Matters

Schedule 3.09 Legal Proceedings

Schedule 3.11 Benefit Plans

Schedule 3.12 Employment Matters

Schedule 3.14 Real Property

Schedule 3.15 Intellectual Property

Schedule 3.17 Material Contracts

Schedule 3.18 Licenses

Schedule 3.19 Insurance

Schedule 3.20 Suppliers

Schedule 3.21 Customers

Schedule 3.22 Transactions with Certain Persons

Schedule 3.23 Bank and Brokerage Accounts; Investment Assets

Schedule 4.03 Conflicts (Parent and Merger Sub)

This AGREEMENT AND PLAN OF MERGER, dated as of October 9, 2020 (this “Agreement”), is made and entered into by and among EVI INDUSTRIES, INC., a Delaware corporation (“Parent”), and YANKEE EQUIPMENT SYSTEMS, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), on the one hand, and YANKEE EQUIPMENT SYSTEMS, INC., a New Hampshire corporation (the “Company”), LIMONCELLI FAMILY 2020 REVOCABLE TRUST U/I/D JUNE 29, 2020 (the “Seller”), and PETER LIMONCELLI, an individual residing in the State of New Hampshire (the “Principal”, and together with the Company and the Seller, the “Seller Group”), on the other hand.

RECITALS

A.       Seller owns 100 shares of common stock, no par value per share, of the Company (the “Company Shares”).

B.       The Company (a) sells, distributes, rents, leases, finances and supplies new, used and rebuilt equipment, parts, accessories and supplies and provides installation, maintenance, service and repairs with respect to commercial, industrial, and vended laundry and dry-cleaning equipment, rail and conveyor equipment, steam and hot water boilers and heaters, water reuse and recycling systems, (b) designs and plans commercial, industrial and vended laundry, dry-cleaning, rail, and boiler and water systems, (c) constructs, builds, and installs turnkey industrial, commercial and vended laundries, and (d) engages in the laundry route business where they sell, rent, lease, fee-split, provide, and pay commissions to customers, owners, and users in the multi-family housing markets and other laundry markets for vended laundry equipment, and related products (collectively the “Business”).

C.       The Board of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and shareholders for Parent to acquire the Company. In order to effectuate such acquisition, Parent has organized Merger Sub as a wholly-owned subsidiary, and the parties have agreed, subject to the terms and conditions set forth in this Agreement, to merge the Company with and into Merger Sub with the result that (i) Merger Sub continues as the surviving company and a wholly-owned subsidiary of Parent, and (ii) all of the issued and outstanding Company Shares, which are owned by Seller, will be converted into the right to receive cash and shares of capital stock of Parent as provided herein.

D.       For federal income tax purposes, it is intended that the Merger contemplated hereby shall qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury regulations promulgated thereunder and that this Agreement constitutes a plan of reorganization for such purposes.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.01        Definitions.

(a)               As used in this Agreement, the following defined terms have the meanings indicated below:

“Accounts Receivable” means the accounts receivable of the Company as set forth on Section 1.01(a) of the Disclosure Schedules and as may be amended prior to Closing to reflect any changes to the accounts receivable of the Company in the ordinary course of Business.

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified, excluding PLI, LLC, a New Hampshire limited liability company. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of a second Person shall be deemed to control that second Person.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Escrow Agreement, the Facility Lease, the Noncompetition Agreements, and the other documents, instruments and agreements expressly contemplated to be entered into pursuant hereto and thereto.

“Assets” of any Person means all assets of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer, director or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Backlog” means work not yet started and remaining work in progress under Contracts of the Company or the Business with respect to equipment to be purchased by customers of the Company or the Surviving Company, or services to be performed by the Company or

Surviving Company subsequent to the Closing Date, but not included in the Company’s Accounts Receivable.

“Benefit Plan” has the meaning provided in Section 3.11(a).

“Business” has the meaning provided in the Recitals of this Agreement.

“Business Combination” means, with respect to any Person, any merger, consolidation or combination to which such Person is a party, any sale, dividend, split or other disposition of capital stock or other equity interests of such Person or any sale, dividend or other disposition of a material portion of the Assets of such Person.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Miami, Florida are authorized or obligated to close.

“Cap” has the meaning provided in Section 8.04.

“CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (03/27/2020).

“Cash” means, as at a specified date, all cash, certificates of deposit, bank deposits, negotiable instruments, marketable securities and other cash equivalents of the Company.

“Cash Consideration” means Six Million Five Hundred Thousand Dollars ($6,500,000), subject to adjustment pursuant to Section 2.08 hereof.

“Cause” means (i) Principal’s conviction of theft, fraud, embezzlement, or other crime involving dishonesty, (ii) Principal’s excessive absenteeism (other than by reason of physical injury, disability, disease, or mental illness) without a reasonable justification and failure on the part of Principal to cure such absenteeism within ten (10) days after Principal’s receipt of a written notice from the Surviving Company (or its Affiliate, as applicable) setting forth the particulars of such absenteeism, (iii) material failure by Principal to comply with a lawful directive of the Surviving Company (or any of its Affiliates, as applicable) and failure to cure such non-compliance within ten (10) days after Principal’s receipt of a written notice from the Surviving Company (or any of its Affiliates, as applicable) setting forth in reasonable detail particulars of such non-compliance, (iv) a material breach by Principal of any of his fiduciary duties to the Surviving Company (or any of its Affiliates, as applicable), as an employee thereof), and, if such breach is curable, Principal’s failure to cure such breach within ten (10) days after Principal’s receipt of a written notice from the Surviving Company (or any of its Affiliates, as applicable) setting forth in reasonable detail the particulars of such breach, or (v) willful misconduct or fraud on the part of Principal in the performance of Principal’s duties under as an employee of the Surviving Company (or any of its Affiliates, as applicable).

“Closing” means the closing of the Merger and the other transactions contemplated by Article II.

“Closing Cash” means Cash of the Company as of the Effective Time.

“Closing Date” means (a) the fifth (5th) Business Day after the satisfaction or waiver, in writing, of all conditions to Closing set forth in this Agreement, or (b) such other date as Parent and Seller Group mutually agree upon in writing; provided that the parties shall use their commercially reasonable efforts to close the Merger and the other transactions contemplated by Article II no later than fifteen (15) days following the date that the Company receives the consent of the lender and, if applicable, the SBA under the PPP Loan.

“Closing Indebtedness” means the Indebtedness of the Company as of the Effective Time, other than Permitted Indebtedness.

“Closing Working Capital” means (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, in each case, as of the Effective Time and calculated in accordance with GAAP and consistent with the Exhibit E (Example Calculation of Closing Working Capital) hereof For the avoidance of doubt, Closing Indebtedness and Closing Transaction Expenses shall be excluded from the calculation of Closing Working Capital.

“Closing Transaction Expenses” means the Transaction Expenses of Seller Group, without giving effect to the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Tax Agreement” means commercial agreements not primarily related to Taxes and entered into in the ordinary course of business that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as, if applicable pursuant to the foregoing definition, financing agreements with Tax gross-up obligations or leases with Tax escalation provisions).

“Company” has the meaning provided in the introductory paragraph of this Agreement.

“Company Shares” has the meaning provided in the Recitals of this Agreement.

“Contract” means any contract, lease, evidence of Indebtedness, mortgage, indenture, security agreement, supplier agreement, distributor agreement or other agreement (whether written or oral).

“Covid-19 Quarantine Period” means with respect to each regular work location the period during which the applicable state or local Governmental Authority restricted nonessential work at such location.

“Current Assets” means Cash, accounts receivable, inventory, current portion of notes receivables, deferred income taxes, current portion of net investment in sales type leases, prepaid expenses and deposits, but excluding (a) the portion of any prepaid expenses of which the Company will not receive the benefit following the Closing, (b) accounts receivables that are greater than 90 days old as of the Closing Date, (c)(i) equipment inventory at Closing that is over 12 months old, (ii) parts inventory at Closing that is greater than three (3) years old, (iii) obsolete and/or damaged equipment and parts inventory at Closing, or (iv) used equipment and parts inventory and (s) receivables from any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, in each case determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements referenced in Section 3.06 hereof and calculated in a manner consistent with Exhibit E and Exhibit G hereof.

“Current Liabilities” means current liabilities of the Company, including accounts payable, Customer Deposits, accrued payroll and related taxes and other accrued expenses but excluding items included in the calculation of Closing Indebtedness, in each case determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements referenced in Section 3.06 hereof and calculated in a manner consistent with Exhibit E and Exhibit G hereof.

“Customer Deposits” means customer deposits of the Company as of the Closing Date calculated in accordance with GAAP.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller Group and Parent concurrently with the execution and delivery of this Agreement.

“Disputed Amount” has the meaning provided in Section 2.08(c)(iii).

“DLLCA” has the meaning providing in Section 2.01.

“Effective Time” has the meaning provided in Section 2.02.

“Environment” or “Environmental” means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

“Environmental Claim” means any and all administrative or judicial proceedings pursuant to or relating to any applicable Environmental Law by any Person relating to any actual or potential (x) violation of, non-compliance with, or liability under any Environmental Law, (y) violation of or non-compliance with any Environmental Permit, or (z) liability for any costs or damages related to the presence, Environmental Release, or threatened Environmental Release into the Environment, of any Hazardous Substances at any location, including, but not limited to, any off-Site location to which Hazardous Substances or materials containing Hazardous Substances were sent for handling.

“Environmental Law” means any and all Laws relating to health and safety or the Environment. Environmental Laws include but are not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. §§ 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”) and otherwise; the Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”), 7 U.S.C. §§ 136 et seq., as amended; the Solid Waste Disposal Act (“SWDA”), 92 U.S.C. §§ 6901 et seq., as amended; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq., as amended; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., as amended; the Clean Air Act, 42 U.S.C. §§ 7401 et seq., as amended; the Safe Drinking Water Act, 42 U.S.C. §§

1401 et seq., as amended; the Toxic Substances Control Act (“TSCA”), 15 U.S.C. §§ 2601 et seq., as amended; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., as amended; and any and all comparable state or local Laws.

“Environmental Permit” means any License, under or in connection with any Environmental Law.

“Environmental Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance into the Environment, except those permitted under Environmental Law.

“Equity Consideration” means Two Hundred Seventy Eight Thousand Three Hundred Eighty Five (278,385) shares of Parent Common Stock.

“Escrow Agent” means Fifth Third Bank, an Ohio banking corporation.

“Escrow Agreement” means the Escrow Agreement in substantially the form attached hereto as Exhibit A, and as modified by the Parties prior to Closing.

“Escrow Amount” has the meaning provided in Section 2.07(a)(ii).

“Estimated Closing Cash Payment” has the meaning provided in Section 2.06(a).

“Estimated Closing Date Statement” has the meaning provided in Section 2.06(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder and any successor Laws.

“Facility Lease” means the facility lease substantially the form attached hereto as Exhibit B, between the Surviving Company and Lessor.

“Final Closing Cash Payment” means an amount equal to the Cash Consideration minus the amounts (in each case, if any) by which (i) the Minimum Working Capital exceeds the Closing Working Capital, (ii) the Minimum Cash Amount exceeds the Closing Cash, (iii) the Closing Indebtedness exceeds the amount of Closing Indebtedness paid at the Closing pursuant to Section 2.07(a)(iii) hereof, and (iv) the Closing Transaction Expenses exceed the amount of Closing Transaction Expenses paid at the Closing pursuant to Section 2.07(a)(iv) hereof.

“Final Closing Date Statement” has the meaning provided in Section 2.08(b).

“Financial Statements” has the meaning provided in the Section 3.06.

“Fixed Asset Acquisition Cost” means the purchase price of an asset, plus the cost incurred to put the asset into service. For the avoidance of doubt, Fixed Asset Acquisition Cost may include sales taxes, customs duties, freight charges, on-site modifications (such as wiring or a concrete pad for the asset), installation fees, and testing costs.

“Fundamental Representations” has the meaning provided in Section 8.01.

“GAAP” means United States generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Substances” means perchloroethylene, petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are now included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes,” or “contaminants” or words of similar import, under any Environmental Law, in each case to the extent in excess of amounts or concentrations permitted by applicable Environmental Law.

“Immediate Family” means, with respect to any specified Person such Person’s spouse, parents, children, grandparents, grandchildren and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Indebtedness” means as to any Person at any time (and without duplication): (a) monetary obligations of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) monetary obligations of such Person to pay the deferred purchase price of property or services (other than accrued expenses and trade accounts payable of such Person arising in the ordinary course of business), including all Principal notes, “earn-out” payments and other similar obligations, whether or not matured; (d) monetary capitalized lease obligations of such Person; (e) monetary obligations of such Person to guarantee another Person’s Indebtedness; (f) monetary obligations secured by a Lien existing on any property or asset owned by such Person; (g) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments; (g) net payment obligations of such Person under any interest rate swap, currency exchange or other hedging Contract; (h) obligations of such Person relating to severance payments to directors, officers and employees, sale bonuses, retention payments and any other change-of-control or similar obligations, in each case, in existence as of the Closing Date and solely to the extent due and payable by Principal Group as a result of the consummation of the Merger (which, for the avoidance of doubt, shall not include any obligations resulting from any arrangements entered into between Parent or its Affiliates, on the one hand, and any other Person, on the other hand, at or after the Closing); (i) all unpaid Taxes of the Company (regardless of whether such Taxes are due and payable as of the Closing Date) with respect to all Pre-Closing Tax Periods (which shall not be an amount less than zero, which shall not include any offsets or reductions with respect to

Tax refunds or overpayments of Tax, unless the Parent and/or Merger Sub is able to receive the economic benefits of the same); and (j) all accrued interests, fees, premiums, penalties and other amounts due and owing in respect of any of the obligations described in the foregoing clauses assuming for purposes of determining the amount thereof that the applicable Indebtedness were to be repaid as of the Closing Date.

“Indemnified Party” has the meaning provided in Section 8.05(a).

“Indemnifying Party” has the meaning provided in Section 8.05(a).

“Independent Accountant” has the meaning provided in Section 2.08(c)(iii).

“Intellectual Property” means (a) all trademarks, service marks, trade names, trade dress, product names and slogans both registered and unregistered, and any common law rights and good will appurtenant thereto, and all applications and registrations thereof; (b) all copyrights in copyrightable works and all other ownership rights in any works of authorship, any derivations thereof and all moral rights appurtenant thereto and all applications and registrations thereof; (c) all registered, reserved and unregistered domain names, uniform resource locators and keywords; (d) all computer and electronic data, documentation and software, including both source and object code, computer and database applications and operating programs; (e) all rights relating to the use of any name, image or likeness of any Person or the portrayal of a Person, either individually or together with others; (f) all trade secrets and confidential business, technical and proprietary information, including ideas, research notes, development notes, know-how, residuals, formulas, business methods and techniques, supplier lists, and marketing, financial and pricing data; (g) the right to sue both in equity and for past, present and future damages of any or all of the foregoing; (h) all existing copies and tangible embodiments of any or all of the foregoing, in whatever form or medium; (i) all right, title and interest (free and clear) in and to the Company’s website, including without limitation, the framework and infrastructure of such web Site(s), the layout design and the “look and feel” thereof, all related software, source code and object code, all CGI, HTML, XML or other coding, all scripts and applets, all web graphics and data, all navigational buttons, all server configurations, and any and all attendant intellectual property rights therein; and (j) all other intellectual property rights relating to any or all of the foregoing including any renewals, continuations or extensions thereof.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities, interests in joint ventures and general and limited partnerships or other entities, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company (other than securities issued by a subsidiary of the Company), in each case including rights to purchase any such assets or to convert into or exchange for any such assets.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company or the Company’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of any current officer, director or shareholder of the Company.

“Law” or “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or which the Company otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Lessor” means Bent Arrow, LLC, a New Hampshire limited liability company.

“Liabilities” means all Indebtedness, debts, liabilities, commitments and obligations, whether direct or indirect, fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, due or to become due, known or unknown, asserted or not asserted, ascertained or ascertainable.

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental Authority.

“Lien” means any mortgage, pledge, hypothecation, assessment, security interest, lease, lien (statutory or other), adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Lock-Up Period” has the meaning provided in Section 5.09(a).

“Losses” means any and all losses, debts, Liabilities, damages, fines, fees, penalties, deficiencies, obligations, claims, demands, payments, judgments or settlements of any nature or kind, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, whether arising from a third-party claim or otherwise, including all reasonable costs and expenses (including, without limitation, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment or otherwise), in connection with the investigation, defense, prosecution or enforcement of any claim. A “Loss” is any one of the foregoing.

“Material Adverse Effect” means (a) with respect to the Company, (i) a change in (or effect on) the condition (financial or otherwise), properties, Assets, Liabilities (including contingent liabilities), rights, obligations, system of internal controls, operations, operating results, business or prospects (including, without limitation, the Company’s Backlog) of the Company, which change (or effect) is materially adverse to such Company’s financial condition, properties, Assets or Liabilities, rights, obligations, system of internal controls, operations, operating results, business or prospects (including, without limitation, the Company’s Backlog); or (ii) a material adverse effect on the ability of Seller Group to consummate the Merger and the other transactions contemplated hereby, and (b) with respect to Parent, a material adverse effect on its ability to consummate the transactions contemplated hereby.

“Material Contract” means a Contract involving the prospective payment to or by the Company of at least Twenty-Five Thousand Dollars ($25,000).

“Merger” has the meaning provided in Section 2.01.

“Merger Sub” has the meaning provided in the introductory paragraph of this Agreement.

“Merger Consideration” has the meaning provided in Section 2.04.

“Minimum Cash Amount” means cash in an amount equal to Customer Deposits.

“Minimum Closing Working Capital” means Closing Working Capital of Two Million Nine Hundred Fifty Thousand Dollard ($2,950,000).

“Non-Solicitation Restriction Period” has the meaning provided in Section 5.05(a).

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

“Organizational Documents” means, with respect to any Person which is not a natural person, the organizational documents of such Person, as amended to the date in question. The term Organizational Documents includes articles or certificates of incorporation, by-laws, agreements or certificates of limited or general partnership, agreements or certificates of limited liability companies or partnerships, joint venture agreements, and other similar documents pertaining to the governance and organization of the Person in question (including those pertaining to any trust).

“Parent” has the meaning provided in the introductory paragraph of this Agreement.

“Parent Board” has the meaning providing in Section 5.08(a).

“Parent Common Stock” means the common stock, par value $0.025 per share, of Parent.

“Parent Group” has the meaning provided in Section 5.05(a).

“Parent Indemnitees” has the meaning provided in Section 8.02.

“Permitted Indebtedness” means the PPP Loan; provided however, if prior to the Closing the SBA has made a final determination with respect to the amount of the PPP Loan made to the Company that will not be forgiven, such amount shall not be Permitted Indebtedness and will be required to be paid off by the Seller Group prior to the Closing.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, joint venture, other business organization, trust, union, association or Governmental Authority of any nature.

“PPP Loan” means the Note, dated as of April 31, 2020, between the Company, as borrower, and TD Bank, NA, as lender, obtained in accordance with and pursuant to Section 1102 of the CARES Act in the principal amount of $916,232.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Principal” has the meaning provided in the introductory paragraph of this Agreement.

“Prohibited Persons” has the meaning provided in Section 5.05(b).

“Qualified Benefit Plan” has the meaning provided in Section 3.11(b).

“Related Party” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past three years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Resolution Period” has the meaning provided in Section 2.08(c)(ii).

“Review Period” has the meaning provided in Section 2.08(c)(i).

“SBA” means the United States Small Business Administration.

“SEC” means the United States Securities and Exchange Commission or any successor Governmental Authority.

“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by Parent with the SEC pursuant to the Securities Laws.

“Securities Act” means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder and any successor Laws.

“Securities Laws” means the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

“Seller” has the meaning provided in the introductory paragraph of this Agreement.

“Seller Group” has the meaning provided in the introductory paragraph of this Agreement.

“Seller Indemnitees” has the meaning provided in Section 8.03.

“Seller Shares” has the meaning providing in Section 5.08(a).

“Side Agreement” means the agreement substantially the form attached hereto as Exhibit D, among Parent, Merger Sub, the Company, Sellers and Principal.

“Site” means any of the real properties currently or previously owned, leased, used or operated by the Company, including, without limitation, all soil, subsoil, surface waters, and ground water thereat.

“Special Indemnity” has the meaning provided in Section 8.02(d).

“Statement of Objections” has the meaning provided in Section 2.08(c)(ii).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Surviving Company” has the meaning provided in Section 2.01, and shall include all successors thereto.

“Tax” or “Taxes” means (i) any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (ii) liability for the payment of any amounts of the type described in clause (i) above relating to any other Person by contract, as a transferee or successor to another Person, or under Treasury Regulations Section 1.1502-6 or any analogous provisions of state, local, foreign or other Tax Law.

“Tax Claim” has the meaning provided in Section 6.05.

“Tax Returns” means return, declaration, report, claim for refund, or information return or statement related to Taxes, filed or supplied or required to be filed or supplied to a Taxing Authority or to another third party pursuant to any Law, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the imposition, administration, or collection of any Tax.

“Threshold” has the meaning provided in Section 8.04.

“Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, Seller Group or any Person that Seller Group pays or reimburses or is otherwise legally obligated to pay or reimburse (including any such fees and expenses incurred by or on behalf of Seller and Principal) in connection with the negotiation, preparation or execution of this Agreement or the Ancillary Documents or the performance or consummation of the Merger, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the Merger; (ii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third parties on behalf of Seller Group in connection with the Merger; (iii) any fees or expenses associated with obtaining the release and termination of any Liens in connection with the Merger; and (iv) all brokers’, finders’ or similar fees in connection with the Merger.

“Transfer” any transfer (including any grant or issuance of a derivative interest with respect thereto) whether by sale, pledge, assignment, gift, bequest, appointment or other transfer, whether voluntary or involuntary, direct or indirect.

“Transfer Taxes” has the meaning providing in Section 6.01.

“Uncollected Accounts Receivable” has the meaning provided in Section 2.09.

“Voting Period” has the meaning providing in Section 5.08(a).

(b)               Terms Generally. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section” or “Schedule” refer to the specified Article, Section or Schedule of this Agreement; (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the Company; and (vi) the words “include,” “includes,” and “including” are deemed to be followed by the phrase: “without limitation.” All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Article II
THE MERGER AND CLOSING

Section 2.01        The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 293-A:11.02 of the New Hampshire Business Corporation Act (“NHBCA”) and Section 18-204 of the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, the Company will be merged with and into Merger Sub (the “Merger”), with Merger Sub being the surviving company in the Merger (the “Surviving Company”), and the separate corporate existence of the Company shall cease.

Section 2.02        Consummation of the Merger. At the Closing, the parties shall cause the Merger to be consummated by filing duly executed articles of merger with the Secretary of State of the State of New Hampshire and a duly executed certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the NHBCA and the DLLCA (the time of such filing is referred to herein as the “Effective Time”).

Section 2.03        Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided under the NHBCA and the DLLCA. Without limiting the generality of the foregoing, at the Effective Time:

(a)               all property, rights, privileges, policies and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company;

(b)               the Certificate of Formation and the Limited Liability Company Agreement of the Merger Sub, as in effect immediately prior to the Effective Time, shall remain the Certificate of Formation and the Limited Liability Company Agreement of the Surviving Company, unless and until amended in accordance with their terms and as provided by law; and

(c)               those persons set forth on Section 2.03 of the Disclosure Schedules hereto shall be the manager and officers of the Surviving Company, each to hold their office in accordance with the Limited Liability Company Agreement of the Surviving Company until their respective successors are duly elected and qualified;

Section 2.04        Conversion of the Company Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, Seller or Principal, the Company Shares shall cease to be outstanding and shall be converted into the right to receive, in the aggregate, an amount initially equal to Thirteen Million Five Hundred Thousand Dollars ($13,500,000) which shall consist of the Equity Consideration and the Cash Consideration, it being understood that the Cash Consideration shall be subject to adjustment in accordance with Section 2.08 hereof (the Equity Consideration and the Cash Consideration (as it may be adjusted) are collectively referred to herein as the “Merger Consideration”).

Section 2.05        Closing.

(a)               The Closing will be deemed to take place at the offices of Troutman Pepper Hamilton Sanders LLP, 875 Third Avenue, New York, NY, 10022, or at such other place as Parent and Seller Group mutually agree, at 10:00 A.M. local time, on the Closing Date. The Closing shall take place remotely via the electronic exchange of documents and signatures.

(b)               At or prior to the Closing, Seller Group shall deliver to Parent the following:

(i)                 the Escrow Agreement, duly executed by Seller;

(ii)              the Facility Lease, duly signed by the Lessor;

(iii)            the Noncompetition Agreement, duly signed by the Persons listed on Schedule 1.01(b).

(iv)             the Side Agreement, duly executed by the Company, Seller and Principal;

(v)               a certificate, dated the Closing Date and signed by the President and Chief Executive Officer of the Company, that each of the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied;

(vi)             a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company’s board of directors (as applicable) authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Merger, and the other transactions contemplated hereby and thereby and (2) resolutions of the shareholders of the Company approving the Merger, and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Merger, as the case may be, and the other transactions contemplated hereby and thereby;

(vii)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(viii)        a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized and each jurisdiction where the Company is licensed or qualified to do business;

(ix)             a certificate, dated as of the Closing Date and duly executed by Seller, as to the non-foreign status of Seller pursuant to Section 1.1445-2(b)(2) of the Regulations;

(x)               United States Department of the Treasury Form W-9 completed and executed by Seller;

(xi)             such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the Merger and the other transactions contemplated by this Agreement.

(c)               At the Closing (unless otherwise noted), Parent shall deliver to Seller Group the following:

(i)                 share certificates representing the Equity Consideration to be delivered to Seller within seven (7) Business Days following the Closing Date;

(ii)              payment of the Estimated Closing Cash Payment in the manner contemplated by Section 2.07(a) hereof, including:

(A)        payment to Seller pursuant to Section 2.07(a)(i) hereof;

(B)        payment to the Escrow Agent pursuant to Section 2.07(a)(ii) hereof;

(C)        payment of Indebtedness pursuant to Section 2.07(a)(iii) hereof; and

(D)        payment to third parties of their Closing Transaction Expenses pursuant to Section 2.07(a)(iv) hereof;

(iii)            the Escrow Agreement, duly executed by Parent;

(iv)             the Facility Lease, duly signed by Merger Sub;

(v)               the Side Agreement, duly executed by Parent and Merger Sub;

(vi)             a certificate, dated the Closing Date and signed by a duly authorized officer of Parent and Merger Sub, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied;

(vii)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying: (i) the names and signatures of the officers of Parent and Merger Sub are authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder; (ii) (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Merger, and the other transactions contemplated hereby and thereby, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Merger, as the case may be, and the other transactions contemplated hereby and thereby; and

(viii)        such other documents or instruments as Seller Group reasonably requests and are reasonably necessary to consummate the Merger and the other transactions contemplated by this Agreement.

Section 2.06        Merger Consideration.

(a)               As contemplated by Section 2.05(c) hereof, Parent shall (x) deliver to Seller within seven (7) Business Days following the Closing Date the Equity Consideration, and (y) pay, on the Closing Date in the manner provided in Section 2.07 hereof, an amount equal to Seller Group’s good faith estimate, as delivered pursuant to Section 2.06(b) hereof, of the following net amount (such estimated amount, the “Estimated Closing Cash Payment”):

(i)                 the Cash Consideration of Six Million Five Hundred Thousand Dollars ($6,500,000) (i.e., prior to adjustment, if any, pursuant to Section 2.08 hereof);

(ii)              minus the amount, if any, by which the Minimum Closing Working Capital exceeds the Closing Working Capital; and

(iii)            minus, the amount, if any, by which the Minimum Cash Amount exceeds the Closing Cash (without duplication).

(b)               No later than five (5) Business Days prior to the Closing Date, Seller Group shall prepare and deliver to Parent a statement in accordance with GAAP and in the form attached hereto as Exhibit F (the “Estimated Closing Date Statement”) setting forth Seller Group’s good faith estimate of (i) the Estimated Closing Cash Payment, in accordance with Section 2.06(a) hereof, and each component thereof, namely, the Closing Cash (together with evidence thereof satisfactory to Parent) and the Closing Working Capital, (ii) the Closing Indebtedness and (iii) the Closing Transaction Expenses. Seller Group shall permit Parent and its Representatives to have access, prior to the Closing, to the books, personnel, records and other documents (including work papers) pertaining to or used in connection with the preparation of the Estimated Closing Date Statement.

Section 2.07        Payment of the Estimated Closing Cash Payment.

(a)               At the Closing, Parent shall pay the Estimated Closing Cash Payment as follows:

(i)                 an amount equal to the Estimated Closing Cash Payment, less the amounts to be paid pursuant to items (ii), (iii) and (iv) of this Section 2.07(a), by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Parent no later than two (2) Business Days prior to the Closing Date;

(ii)              an amount equal to Two Million Twenty Five Thousand Dollars ($2,025,000) (the “Escrow Amount”) by wire transfer of immediately available funds to an account of the Escrow Agent designated in writing by the Escrow Agent to Parent no later than two (2) Business Days prior to the Closing Date, to be held by the Escrow Agent subject to the terms of the Escrow Agreement and Section 2.07(b) hereof;

(iii)            on behalf of the Company, an amount equal to the Closing Indebtedness determined in accordance with Section 2.07(c) hereof, by wire transfer of immediately available funds to the accounts of the holders of such Closing Indebtedness as specified in the respective payoff letters referred to in Section 2.07(c) hereof; and

(iv)             on behalf of Seller Group, an amount equal to the Closing Transaction Expenses (to the extent not previously paid by Seller Group) specified in the payoff letters or invoices delivered in accordance with Section 2.07(d) hereof, by wire transfer of immediately available funds to the accounts of the Persons to whom such Closing Transaction Expenses are owed as specified in such payoff letters or invoices.

(b)               The Escrow Amount shall be held pursuant to the terms and provisions of this Agreement and the Escrow Agreement, it being understood and agreed that the Escrow Agreement shall provide, among other things, that the remaining balance of the Escrow Amount, after reduction for any Losses that have been paid or reimbursed therefrom, and less the amount of (i) any pending claims made by Parent for additional Losses it asserts that have not been resolved and (ii) any Uncollected Accounts Receivable that Parent, in its sole discretion, agrees to extend the time by which such Uncollected Accounts Receivable are to be collected, shall be released to Seller on the eighteen (18) month anniversary of the Closing.

(c)               No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent, from each holder of Closing Indebtedness, a payoff letter, in form and substance satisfactory to Parent, which shall state the amount required to discharge in full such Closing Indebtedness as of such estimated Closing Date for the Merger and the other transactions contemplated by this Agreement plus a per diem amount for any days that the Closing Date occurs after such estimated Closing Date, and which shall specify wire instructions for the payment of such Closing Indebtedness.

(d)               No later than five (5) Business Days prior to the Closing Date, Seller Group shall deliver to Parent, for each Person to be owed Closing Transaction Expenses on the mutually agreed estimated Closing Date, a payoff letter or invoice, in form and substance satisfactory to Parent, which shall state the amount required to discharge in full the Closing Transaction Expenses to be owed to such Person on such mutually agreed estimated Closing Date, and which shall specify wire instructions for the payment of such Closing Transaction Expenses. The Parties acknowledge and agree that the Closing Transaction Expenses are obligations of Seller Group and nothing in this Agreement shall be deemed to make them obligations of Parent. Payment of such Closing Transaction Expenses by Parent on behalf of Seller Group on the Closing Date is being made for convenience only.

Section 2.08        Adjustment of Closing Cash Payment.

(a)               Post-Closing Adjustment of Closing Cash Payment. The Parties acknowledge and agree that:

(i)                 the Cash Consideration shall be reduced by the amounts (in each case, if any) by which (x) the Minimum Working Capital exceeds the Closing Working Capital and (y) the Minimum Cash Amount exceeds the Closing Cash, and that

(ii)              Seller shall reimburse Parent for the amounts (in each case, if any) by which (A) the Closing Indebtedness exceeds the amount of Closing Indebtedness paid at the Closing pursuant to Section 2.07(a)(iii) hereof, and (B) the Closing Transaction Expenses exceed the amount of Closing Transaction Expenses paid at the Closing pursuant to Section 2.07(a)(iv) hereof.

(b)               Final Closing Date Statement. Within one hundred and Twenty (120) days after the Closing Date, Parent shall prepare and deliver to Seller a statement (the “Final Closing Date Statement”) setting forth its calculations of the (A) Closing Cash, (B) Closing Indebtedness, (C) Closing Transaction Expenses, (D) Closing Working Capital, and (E) Final Closing Cash Payment. The Final Closing Date Statement will be prepared in accordance with GAAP and shall be in the form attached hereto as Exhibit G.

(c)               Examination and Review

(i)                 Examination. After receipt of the Final Closing Date Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Final Closing Date Statement. During the Review Period, Parent shall grant Seller reasonable access to the books, records and work papers of the Company for the purpose of reviewing the Final Closing Date Statement and to prepare a Statement of Objections (defined below); provided, however, that such access shall be in a manner that does not interfere in any material respect with the normal business operations of Parent or the Company and shall be requested by Seller at reasonable times and upon reasonable notice.

(ii)              Objection. On or prior to the last day of the Review Period, Seller may object to the Final Closing Date Statement by delivering to Parent a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’ disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Final Closing Date Statement and the calculations contained therein shall be deemed to have been accepted by Seller and shall be final and binding. If Seller deliver the Statement of Objections before the expiration of the Review Period, Parent and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Final Closing Date Statement and the calculations contained therein, in each case with such changes as may have been previously agreed in writing by Parent and Seller, shall be final and binding and shall not be subject to judicial review

(iii)            Resolution of Disputes. If Seller and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to an independent, accounting firm (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Final Closing Date Statement and the calculations contained therein. The Independent Accountant shall be a firm with no business ties to any of Seller, the Company or Parent, or any of their respective Affiliates, within the past three (3) years, and shall be mutually agreed to and selected by Seller and Parent. The parties agree that at this time, the accounting firms listed on Section 2.08 of the Disclosure Schedules are acceptable to the parties for these purposes; provided that at the time of selection by Seller and Parent, such Independent Accountant shall have no business or familial relationships to any of Seller, the Company or Parent, or any of their respective Affiliates, within the past three (3) years. The Parties hereto agree that all adjustments shall be made without regard to materiality and that the items set forth on the Final Closing Date Statement shall be determined in accordance with the definitions and provisions of this Agreement. The Independent Accountant shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Final Closing Date Statement and the Statement of Objections, respectively. Each of Parent and Seller shall be afforded the opportunity to present to the Independent Accountant any materials related to the determination and to discuss the determination with the Independent Accountant; provided, however, that each such party will provide the other with copies of any materials provided to the Independent Accountant.

(iv)             Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid based upon the percentage that the amount actually contested but not awarded to Seller or Parent, respectively, bears to the aggregate amount actually contested by Seller and Parent, as determined by the Independent Accountant. For example, if Parent claims that the Closing Working Capital is $1,000,000, Seller claims that the Closing Working Capital is $1,500,000, and the Independent Accountant determines that the Closing Working Capital is $1,200,000, then the costs and expenses of the Independent Accountant will be allocated 60% (i.e., 300,000 ÷ 500,000) to Seller and 40% (i.e., 200,000 ÷ 500,000) to Parent.

(v)               Determination by Independent Accountant. The Parties shall use their commercially reasonable efforts to cause the Independent Accountant to resolve the Disputed Amounts and make any adjustments to the Final Closing Date Statement and the calculations contained therein as soon as practicable, and in any event within thirty (30) days (or such other time as the Parties hereto shall agree in writing) after their engagement; provided, however, that any delay on the part of the Independent Accountant shall not invalidate any resolutions or other determinations of the Independent Accountant in this regard or deprive the Independent Accountant of jurisdiction to resolve the disputes submitted to it pursuant to this Section 2.08. The Independent Accountant’s adjustments to the Final Closing Date Statement and the calculations contained therein shall be conclusive and binding upon the Parties hereto and shall not be subject to judicial review absent manifest error.

(d)               Adjustment Payment. Within five (5) Business Days after the Final Closing Cash Payment becomes final and binding upon the Parties (whether as a result of Seller’ failure to object to the Final Closing Date Statement within the thirty (30) day period provided above, by mutual agreement of Seller and Parent or by determination of the Independent Accountant), Seller shall pay to Parent, or Parent shall pay to Seller (if and as applicable), as follows:

(i)                 If the Estimated Closing Cash Payment exceeds the Final Closing Cash Payment, Seller shall pay to Parent an amount of cash equal to such excess by wire transfer in immediately available funds to the account designated in writing by Parent for such purpose; or

(ii)              If the Final Closing Cash Payment exceeds the Estimated Closing Cash Payment, Parent will pay to Seller an amount of cash equal to the lesser of (A) such excess and (B) the amount by which the Estimated Closing Cash Payment was reduced pursuant to items (ii) and (iii) of Section 2.06(a) hereof, by wire transfer of immediately available funds to the account designated in writing by Seller for such purpose.

Section 2.09        Accounts Receivable Adjustment. From the Closing Date through ninety (90) days after the Closing Date, Surviving Company shall use its commercially reasonable efforts to collect the Accounts Receivable. Any partial receipts of Accounts Receivable shall be first applied against the oldest outstanding Accounts Receivable of such account debtor. In the event that Surviving Company is unable to collect any part of the Accounts Receivable (the “Uncollected Accounts Receivable”) upon the conclusion of said ninety (90) day anniversary, then, at the sole discretion of Parent, (1) the amount of the Closing Working Capital shall be decreased (without duplication) by such amount of Uncollected Accounts Receivable on the Final Closing Date Statement pursuant to Section 2.08(b), (2) the Uncollected Accounts Receivable may be handled in a manner mutually acceptable to Seller and Parent, or (3)(i) Surviving Company shall assign the Uncollected Accounts Receivable to the Seller, or Seller’s designee, who shall be entitled to collect the Uncollected Accounts Receivable for its sole benefit, and (ii) payment by Seller Group for such Uncollected Accounts Receivable shall be made by Seller to Parent by either (a) wire transfer in immediately available funds or (b) offset against the Escrow Amount; provided however that the aggregate amount that may be offset against the Escrow Amount shall not exceed $75,000. Seller shall have the right to pursue the collection of the Uncollected Accounts Receivable prior to the expiration of the applicable statute of limitation for collection of such funds. Seller’s collection of such accounts receivable shall be consistent with the past practices of the Company, which includes, among other things, commercially reasonable efforts not to injure any customer relationships of such Company or of the Business as it relates to Surviving Company or Parent after the Closing. In no event shall Seller or its designee initiate or threaten any Action against any such account debtor in connection with its collections of any such Uncollected Accounts Receivable without the consent of Parent (which consent shall not be unreasonably withheld or delayed).

Section 2.10        Withholding of Tax. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as Parent is required to deduct and withhold with respect to the making of such payment under any Laws relating to Taxes. To the extent that amounts are so withheld by Parent, such withheld amounts shall be paid to the applicable Governmental Authority and will be treated for all purposes of this Agreement as having been paid to the Person in respect to whom such withholding was made.

Article III

REPRESENTATIONS AND WARRANTIES OF Seller Group

Except as set forth in the Disclosure Schedules, Seller Group, jointly and severally, represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01        Execution by Seller and Principal.

(a)               The execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder have been duly and validly authorized by its trustee, and no other action on the part of Seller or its trustee is necessary. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and upon the execution and delivery by Seller of the Ancillary Documents to which it is party, each such Ancillary Agreement will constitute, legal, valid and binding obligations of the Company enforceable against it in accordance with their terms.

(b)               Principal has the capacity and authority to execute this Agreement and perform his obligations hereunder. This Agreement has been duly and validly executed and delivered by Principal and constitutes (and, upon the execution and delivery by such Seller of the Ancillary Documents to which he is a party, such Ancillary Document will constitute) legal, valid and binding obligations of Principal enforceable against Principal in accordance with their terms.

Section 3.02        Organization of, and Execution by, the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Hampshire and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business as currently conducted makes such licensing or qualification necessary. The Company has, prior to the execution of this Agreement, delivered to Parent true and complete copies of the Organizational Documents of the Company as in effect on the date hereof. This Agreement has been duly and validly executed and delivered by the Company and constitutes, and upon the execution and delivery by the Company of the Ancillary Documents to which it is party, each such Ancillary Agreement will constitute, legal, valid and binding obligations of the Company enforceable against it in accordance with their terms.

Section 3.03        Capitalization. Section 3.03 of the Disclosure Schedules sets forth a complete and correct list of the authorized and issued capital stock of the Company. The Company Shares constitute all the issued and outstanding capital stock of the Company. The Company Shares have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of, and are not subject to, any preemptive rights or other similar rights of any Person. There is outstanding no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly: (a) calls for the issuance, sale or other disposition of shares of the Company’s capital stock or securities which are convertible into, or have other rights to acquire, any capital stock or securities of the Company; or (b) obligates the Company to grant, offer or enter into any of the foregoing; or (c) relates to the voting or control of the Company Shares or any other capital stock, securities or rights of the Company. No Person has any right to require the Company (or any Affiliate thereof) to register any securities of the Company (or any Affiliate thereof) under the Securities Act. Seller own, beneficially and of record, the number of the Company Shares set forth on Section 3.03 of the Disclosure Schedules hereto, free and clear of any Liens.

Section 3.04        Subsidiaries. The Company, directly or indirectly, does not have (or possess any options or other rights to acquire) any direct or indirect ownership interests in any business, corporation, partnership, limited liability company, association, joint venture, trust, or other entity.

Section 3.05        No Conflicts. Except as disclosed in Section 3.05 of the Disclosure Schedules, the execution and delivery by Seller Group of this Agreement does not, and the execution and delivery by Seller Group of the Ancillary Documents to which they are a party, the performance by Seller Group of their obligations under this Agreement and such Ancillary Documents, as applicable, and the consummation of the Merger and the other transactions contemplated hereby and thereby: (a) violate or conflict with the Organizational Documents; (b) violate or conflict with any Order statute, law, ordinance, rule or regulation applicable to Seller Group; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any Contract to which any member of Seller Group is a party; or (d) result in the creation or imposition of any Lien on the Assets of any member of Seller Group or the Contracts to which any member of Seller Group is a party of by which their properties are bound, except, with respect to clauses (b) and (c) of this Section 3.05, in each case, for any such conflicts, violations, breaches or defaults that would not be reasonably expected to have a Material Adverse Effect. Except as disclosed in Section 3.05 of the Disclosure Schedules, the filing of the certificate of merger with the Secretary of State of the State of Delaware and the filing of the certificate of merger with the Secretary of State of the State of New Hampshire, no consent, approval, waiver or authorization, filing is required to be obtained by Seller Group from any Person or entity (including any Governmental Authority) in connection with the execution, delivery and performance by Seller Group of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

Section 3.06        Financial Statements. Complete copies of (a) the unaudited financial statements consisting of a balance sheet of the Company as at December 31, 2019, and the related statements of income and retained earnings, stockholders' equity and cash flow for the year then ended, and (b) the unaudited financial statements consisting of a balance sheet of the Company as at August 31, 2020 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the eight month period then ended, but excluding all notes and explanations (collectively, the “Financial Statements”) are attached hereto in Section 3.06(a) of the Disclosure Schedules and such Financial Statements have been certified by Principal. The Financial Statements were prepared in accordance with GAAP, with the exception of the exclusion of notes and explanations, as modified by Section 3.06(b) of the Disclosure Schedules and fairly present in all material respects the financial condition of the Company at the dates thereof and the results of its operations for fiscal periods reported upon thereon, and are generally consistent with its books and records of (which books and records are true, correct and complete in all material respects).

Section 3.07        No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheets included in the Financial Statements, there are no Liabilities of, relating to or affecting the Company or any of their Assets which (i) have been incurred outside the ordinary course of Business, consistent with past practice, or (ii) in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.08        Tax Matters.

(a)               The Company has timely filed all Tax Returns that it was required to file. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Laws. The Company has timely paid in full all Taxes that were due and payable (whether or not shown as due by the Company on any Tax Returns). The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The Company has made available to Parent true, correct and complete copies of all federal income Tax Returns and other material Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company for the past three taxable years. Section 3.08(a) of the Disclosure Schedule sets forth (i) the U.S. federal and applicable state and local income Tax classification of the Company and (ii) each jurisdiction where the Company will be required to file a Tax Return following the Closing with respect to any Pre-Closing Tax Period, including the type of Tax Return and the type of Tax required to be paid. At all times since their formation, the Company has held no interest in another Person.

(b)               (i) At all times on and after January 1, 2004, the Company has continuously had in effect a valid election to be treated as an S corporation pursuant to Section 1362(a) of the Code (and any comparable provision of state and local Tax Law in jurisdictions in which such election was available) and has not been treated for income Tax purposes as a C corporation (or as something other than an S corporation) at any time; (ii) no actions have been taken and no omissions have occurred which would cause the S corporation elections (referenced in clause (i)) to terminate or to be revoked at any time on or prior to the Closing Date; (iii) the Company does not have any potential Liability for Taxes under Code Section 1374 (or any similar provision of other applicable Law); (iv) the Company has not, within the past five (5) years, (x) acquired assets from another corporation in a transaction in which a Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (y) acquired the stock of any corporation that is a qualified subchapter S subsidiary within the meaning of the Code Section 1361(b)(3)(B). All the shareholders of the Company are and have been eligible shareholders under Code Section 1361 and the Treasury Regulations promulgated thereunder.

(c)               No claim has been made by any Taxing Authority in any jurisdiction where the Company does not file Tax Returns that they are, or may be, subject to Tax by that jurisdiction.

(d)               As of the date of this Agreement, (i) there is no audit, examination, deficiency or proposed adjustment outstanding or threatened with respect to any Tax Returns filed or Taxes due and owing by the Company, (ii) the Company has not received notice from any Taxing Authority indicating an intent to open an audit or other review, a request for information related to Tax matters or notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against a Company and (iii) no contracts have been entered into or waivers granted extending the statutory period of limitations for a Tax assessment applicable to any Tax Returns of a Company.

(e)               The Company has withheld and remitted all Taxes required to have been withheld and remitted in connection with any amounts paid by the Company to any employee, independent contractor, creditor, stockholder, or other party. The Company has complied with all information reporting requirements related to such withholding.

(f)                There are no Liens for unpaid Taxes on any of the assets of the Company.

(g)               Other than Commercial Tax Agreements, the Company is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(h)               The Company is not and has not been a member of an affiliated group that joins together to file a consolidated or combined income Tax Return. The Company has no liabilities for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law) as a transferee or successor, by Contract or otherwise.

(i)                 The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)                 The Company has not been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(k)               The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or use of improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (iv) election made by a Company under Section 108(i) of the Code; (v) election under Section 965(h) of the Code (or any similar provision of any Law) or otherwise pursuant to Section 965 of the Code; (vi) “closing agreement” as described in Code Section 7121 (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; or (vii) “subpart F income” within the meaning of Section 952 of the Code or “global intangible low-taxed income” within the meaning of Section 951A of the Code, in each case, in a taxable period that begins or ends in the calendar year in which the Closing Date occurs and is attributable to a Pre-Closing Tax Period.

(l)                 The Company has properly (i) collected and remitted sales and similar Taxes with respect to sales made to its customers and (ii) for all sales that are exempt from sales and similar Taxes and that were made without charging or remitting sales or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale as exempt.

(m)             The Company is not subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in such country.

(n)               Seller is not a “foreign person” within the meaning of Treasury Regulations Section 1.1445-2. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o)               The Company has (i) properly and validly obtained a PPP Loan, (ii) complied with all Applicable Law with respect to such PPP Loan, and, for the avoidance of doubt, (iii) has properly utilized (and documented the utilization of) the proceeds of such PPP Loan in accordance with all applicable Law. The Company has not received a notice from any Governmental Authority asserting or threatening that any portion of the PPP Loan is not or may not be eligible for forgiveness or that the PPP Loan does not comply with applicable Laws and requirements.

(p)               The Company has not (i) applied for loan forgiveness pursuant to Section 1106 of the CARES Act, (ii) deferred payment of any payroll Taxes pursuant to Section 2302 of the CARES Act, (iii) claimed the employee retention credit pursuant to Section 2301 of the CARES Act, or (iv) amended any Income Tax Return for a taxable year prior to 2020 in order to carry back a net operating loss to such year.

(q)               During the Covid-19 Quarantine Period, the Company had no employee teleworking from a state other than such employee's regular work location. No employee of the Company continued to telework following the end of the Covid-19 Quarantine Period applicable to such employee's regular work location.

(r)                Seller Group knows of no facts and has taken no actions, nor omitted to take any actions, that would cause the Merger to fail to qualify as a reorganization within the meaning of Code Section 368(a). The Company will not distribute any property to any party other than Merger Sub and in connection with the Merger. The Company operates at least one significant historic business line or owns at least a significant portion of its historic business assets, within the meaning of Treasury Regulations Section 1.368-1(d)

Section 3.09        Legal Proceedings. Except as disclosed in Section 3.09 of the Disclosure Schedules, (i) there are no Actions pending or, to the Knowledge of the Company, threatened against or by Seller Group affecting any of their properties or Assets, and (ii) to the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.10        Compliance With Laws and Orders. There are no Orders outstanding against any member of Seller Group and no member of the Seller Group is or has at any time within the last three (3) years been, or has received any notice that it or he or has at any time within the last three (3) years been, in violation of or in default under, in any material respect, any Law or Order applicable to a member of Seller Group or their respective Assets. No member of the Seller Group is, or has been, subject to any Order that would prevent or delay the consummation of the Member or the ability of Seller Group to fully perform its or his covenants and obligations pursuant to this Agreement.

Section 3.11        Benefit Plans.

(a)               Section 3.11 of the Disclosure Schedules contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, option, restricted unit, unit appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program in effect and covering one or more employees of the Company, former employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such persons, and is maintained, sponsored, contributed to, or required to be contributed to the Company, or under which the Company has any material liability for premiums or benefits (as listed on Section 3.11 of the Disclosure Schedules, each, a “Benefit Plan”).

(b)               To the Company’s Knowledge, each Benefit Plan and related trust materially complies with all applicable laws. Each Benefit Plan (a “Qualified Benefit Plan”) that is intended to be qualified under Section 401(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) has received a favorable determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Company’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the IRS or the unavailability of reliance on such opinion letter from the IRS, as applicable. With respect to any Benefit Plan, to the Company’s Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject Seller Group to a tax under Section 4971 of the Code.

Section 3.12        Employment Matters. Set forth in Section 3.12 of the Disclosure Schedules is a copy of the 2019 and present payroll summary of the Company which lists all employees who as of the date thereof and hereof were and are actively employed either full or part time by the Company and their respective positions, hire dates, termination dates (if applicable), base wage rates, and the amount of any other compensation.

Section 3.13        Title, Sufficiency and Condition of Assets.

(a)               The Company has good and valid title to or a valid leasehold interest in all of its Assets, including all of the Assets reflected on the Financial Statements or acquired in the ordinary course of Business since the date of the Financial Statements, except those sold or otherwise disposed of for fair value since the date of the Financial Statements in the ordinary course of Business consistent with past practice. The Assets owned or leased by the Company constitute all of the Assets necessary for the Company to carry on its Businesses, in all material respects, as currently conducted. None of the Assets owned or leased by the Company is subject to any Lien, except Liens which will be satisfied by Seller Group at Closing.

Section 3.14        Real Property.

(a)               The Company does not own, and has never owned, any real property. The Company has good and marketable title to, a valid and enforceable leasehold interest in or a valid and enforceable license to all of its tangible assets and properties (including the Leased Real Property) free and clear of any Liens except Liens which will be satisfied by Seller Group at Closing. The Assets and properties owned, leased or licensed by the Company are as a whole, to the Company’s Knowledge, in good condition and repair (subject to normal wear and tear consistent with the age of the assets and properties) and are sufficient for the operation of the Business of as it is currently conducted. Section 3.14 of the Disclosure Schedules sets forth a true and complete list of all Leased Real Property, including the address thereof, the annual fixed rental, the expiration of the term, any extension options and any security deposits.

Section 3.15        Intellectual Property.

(a)               Section 3.15 of the Disclosure Schedules lists all Intellectual Property of the Company included under subcategories (a), (b) and (c) of the definition of Intellection Property. The Company owns or has adequate, valid and enforceable rights to use all the Intellectual Property, free and clear of all Liens. The Company is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Intellectual Property, or restricting the licensing thereof to any Person.

(b)               To Company’s Knowledge, the Company’s prior and current use of the Intellectual Property has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any Person. There are no claims pending or, to the Company’s Knowledge, threatened by any Person with respect to the ownership, validity, enforceability, effectiveness or use of the Intellectual Property. To the Company’s Knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any of the Intellectual Property. None of the Company nor any of their Affiliates has made or asserted any claim, demand or notice against any Person alleging any such infringement, misappropriation, dilution or other violation.

Section 3.16        Environmental Matters.

(a)               (i) The Company is in material compliance with all Environmental Laws, has all required Environmental Permits and is in material compliance with the terms thereof; (ii) no Site is a treatment, storage or disposal facility, as defined in and regulated under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., is on or ever was listed or is proposed for listing on the National Priorities List pursuant to the CERCLA, or on any similar state list of sites requiring investigation or cleanup; (iii) there are no pending or outstanding corrective actions by any Governmental Authority for the investigation, remediation or cleanup of any Site for which the Company will be liable; (iv) to the Company’s Knowledge, there has been no Environmental Release of a Hazardous Substance at, from, in, to, on or under any Site and no Hazardous Substances are present in, on, about or migrating to or from any Site for which the

Company will be liable; (v) there are no past, pending, or, to the Knowledge of the Company, threatened Environmental Claims against the Company; (vi) neither the Company nor, to the Company’s Knowledge, any predecessor thereof has sold, transported or arranged for the treatment of any Hazardous Substance, including, without limitation, perchloroethylene, to any Site location; (vii) neither the Company nor, to the Company’s Knowledge, any predecessor thereof has transported or arranged for the disposal of any Hazardous Substance for which the Company will be liable; (viii) there are no (A) underground storage tanks, (B) polychlorinated biphenyl containing equipment, or (C) asbestos containing material, on any Site for which the Company will be liable; (ix) there are no (A) underground storage tanks, (B) polychlorinated biphenyl containing equipment, or (C) asbestos containing material, on any property currently owned, leased, used or operated by the Company, and (x) there have been no environmental investigations conducted by or on behalf of, the Company with respect to any Site or any treatment of any Hazardous Substance on any Site.

(b)               Seller Group has provided to Parent all documents, records and information regarding environmental issues for its business and for any Site, including “Phase I,” “Phase II” or other environmental assessment reports, in their possession or to which they have reasonable access addressing the operation of its business and locations ever owned, operated or leased by the Company or at which the Company actually, potentially or allegedly may have liability under any Environmental Law:

Section 3.17        Material Contracts. Section 3.17 of the Disclosure Schedules contains a true and complete list of each written or oral Material Contract or other arrangement to which the Company is a party or by which any Asset of the Company is bound and that relate to or otherwise affect any Company or its Business. Each Contract to which a Company is a party or by which its properties are bound is in full force and effect and constitutes a legal, valid and binding agreement of, enforceable in accordance with its terms against, a Company as a party thereto and, to the Knowledge of the Company, the other party thereto

Section 3.18        Licenses. Section 3.18 of the Disclosure Schedules contains a true and complete list of all Licenses used in and material to the Business or operations of the Company. Prior to the execution of this Agreement, Seller Group has delivered or caused to be delivered to Parent true and complete copies of all such Licenses. The Licenses are valid and in full force and effect. All fees and charges with respect to such Licenses as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any License.

Section 3.19        Insurance. Section 3.19 of the Disclosure Schedules contains a true and complete list of all liability, property, workers’ compensation, automobile, directors’ and officers’ liability and other insurance policies currently in effect that insure the Business or the operations or employees of the Company, or affect or relate to the ownership, use or operation of any of the Assets of the Company (including the names and addresses of the insured party thereunder and the insurers, the expiration dates thereof, the annual premiums and payment terms thereof, the amounts of coverage and deductibles thereunder, a brief description of the interests insured thereby and a copy of a detail loss history report issued by the insurer with respect to the prior six year period). Seller Group has not received notice (whether written or oral) that any insurer under any policy referred to in this Section 3.19 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

Section 3.20        Suppliers. Section 3.20 of the Disclosure Schedule sets forth the names and dollar amounts of each of the ten (10) largest suppliers (based on expenditures) of the Company, with respect to the Business for the twelve (12) month period ended September 30, 2020. To the Company’s Knowledge, Seller Group has good commercial working relationships with each of such suppliers and has not received any written notice and Seller Group has no Knowledge that any of such suppliers intends to cancel or otherwise modify its relationship with Seller Group (as relates to the Business) or the Business in any material manner. To the Knowledge of the Company, there is no reason to believe that there will be any material adverse change in the relationships of the Company and the Business, with such suppliers solely as a result of the transactions contemplated by this Agreement.

Section 3.21        Customers. Section 3.21 of the Disclosure Schedule sets forth the names and dollar amounts of each of the ten (10) largest customers (based on expenditures) of the Company, with respect to the Business for the twelve (12) month period ended September 30, 2020. To the Company’s Knowledge, Seller Group has good commercial working relationships with each of such customers and has not received any written notice and Seller Group has no Knowledge that any of such customers intends to cancel or otherwise modify its relationship with Seller Group (as relates to the Business) or the Business in any material manner. To the Knowledge of the Company, there is no reason to believe that there will be any material adverse change in the relationships of the Company and the Business, with such customers solely as a result of the transactions contemplated by this Agreement.

Section 3.22        Transactions with Certain Persons. Except as set forth in Section 3.22 of the Disclosure Schedules, and except for this Agreement, there are no Contracts by and between any member of Seller Group, on the one hand, and any Related Party of Seller Group, on the other hand, pursuant to which such Related Party provides or receives any information, Assets, properties, support or other services to or from any member of Seller Group.

Section 3.23        Bank and Brokerage Accounts; Investment Assets. Section 3.23 of the Disclosure Schedules sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto; and (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

Section 3.24        No Powers of Attorney. The Company does not have any powers of attorney or comparable delegations of authority outstanding.

Section 3.25        Accounts Receivable. The Accounts Receivable: (i) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms,

(ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms except to the extent that enforcement may be limited by applicable bankruptcy, insolvency or similar laws, (iii) are not subject to any valid set-off or counterclaim, and (iv) to the Knowledge of the Company, the Company has the right to collect such accounts receivable in the ordinary course of business consistent with past practices in the aggregate recorded amounts thereof.

Section 3.26        Brokers. All negotiations relative to this Agreement, the Merger and any of the other transactions contemplated hereby have been carried out by Seller directly with Parent without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Parent, Merger Sub or Seller Group for a finder’s fee, brokerage commission or similar payment.

Section 3.27        Business Practices. None member of Seller Group or any of their respective officers, directors, managers, employees, agents, or representatives, or any Affiliate of or any Person associated with or acting for or on behalf of them in connection with the operation of Business or the ownership of Acquired Assets, has directly or indirectly, acting for or on behalf of Seller Group:

(a)               made or attempted to make any contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment to any Person, private or public, regardless of what form, whether in money, property, or services in violation of any requirement of Laws applicable to the Company, the Business or the Assets of the Company to (i) obtain favorable treatment for business or Contracts of Seller Group, (ii) pay for favorable treatment for business or Contracts of Seller Group, or (iii) obtain special concessions or for special concessions already obtained;

(b)               made or attempted to make any such contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment in violation of any applicable written policy of the Company; or

(c)               established or maintained any fund or asset for the purpose of making any such contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other payment in violation of any applicable Law or applicable written policy of the Company and which the Company or any of its officers, directors, managers or employees has willfully failed to record in the books and records of the Company. To the extent required by applicable Law, the Company has established and maintained a compliance program and reasonable internal controls and procedures with respect to the Business and the Acquired Assets that, for all periods prior to the Closing Date, were appropriate to the requirements of anti-corruption and anti-bribery laws.

Section 3.28        Investment Representations. Seller:

(a)               is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D of the Securities Act;

(b)               has substantial experience in evaluating and investing in private placement transactions of securities of companies similar to Parent so that Seller is capable of evaluating the merits and risks of its investment of Parent and has the capacity to protect its own interests;

(c)               understands that the acquisition of Parent Common Stock hereunder is a speculative investment which involves a high degree of risk of loss of Seller’s investment therein, is able to bear the economic risk of its investment in Parent Common Stock for an indefinite period of time, including the risk of a complete loss of such investment in such securities, and acknowledges that Parent Common Stock have not been registered under the Securities Act, and therefore cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available;

(d)               is acquiring Parent Common Stock for investment for Seller’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof in violation of, or that could cause the Company to be in violation of, applicable law, understands that Parent Common Stock have not been registered under the Securities Act and are being offered hereby by reason of an exemption from the registration requirement of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein;

(e)               acknowledges that Seller has had a full opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Parent Common Stock and has had full access to Parent’s or Merger Sub’s officers and such other information concerning Parent or Merger Sub as Seller has requested;

(f)                acknowledges that Seller has relied solely upon Seller’s own tax advisors and not on any statements or representations of Parent, the Company or Merger Sub or any of their Representatives and understands that he (and not Parent, Merger Sub or the Company) shall be solely responsible for any of its tax liability that may arise as a result of the Merger or any of the other transactions contemplated hereby or an investment in the Parent Common Stock; and

(g)               acknowledges and agrees that Parent Common Stock consists of “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless it is subsequently registered under the Securities Act or an exemption from such registration is available. Seller has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: The availability of certain current public information about Parent, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

Article IV
REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT

Except as set forth in the Disclosure Schedules and the SEC Documents, Parent and Merger Sub represent and warrant to Seller Group that the statements contained in this Article IV are true and correct as of the date hereof:

Section 4.01        Organization.

(a)               Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has full corporate power and authority to execute and deliver this Agreement and the Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger and any of the other transactions contemplated hereby and thereby.

(b)               Merger Sub is a limited liability company corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub has full power and authority to execute and deliver this Agreement and the Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger and any of the other transactions contemplated hereby and thereby.

Section 4.02        Authority. The execution and delivery by each of Parent and Merger Sub of this Agreement and the Ancillary Document to which it is a party, and the performance by each of Parent and Merger Sub of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Parent and the sole manager of Merger Sub and, except as required by Law in connection with the approval of the Merger, no other corporate or limited liability company action on the part of Parent or Merger Sub or the stockholders or members of Parent or Merger Sub, as applicable, is necessary. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes, and upon the execution and delivery by each of Parent and Merger Sub of the Ancillary Documents to which such person is a party, such Ancillary Documents will constitute, legal, valid and binding obligations of Parent, and Merger Sub, as the case may be, enforceable against Parent and Merger Sub, as the case may be, in accordance with their terms.

Section 4.03        No Conflicts. Except as otherwise set forth in Section 4.03 of the Disclosure Schedules, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the documents to be delivered hereunder to which they are a party, and the consummation of the Merger and any of the other transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with the organizational documents of Parent and Merger Sub; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, or Merger Sub. Except as set forth in Section 4.03 of the Disclosure Schedules, no consent, approval, waiver or authorization is required to be obtained by Parent, or Merger Sub from any Person or entity (including any Governmental Authority) in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger and any other transaction contemplated hereby.

Section 4.04        Parent Common Stock. The Equity Consideration has been duly authorized, and upon consummation of the Merger and any of the other transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable, and will be free of any Liens; provided, however, that the Equity Consideration may be subject to restrictions on transfer under state and/or federal securities laws as required by such laws at the time a transfer is proposed.

Section 4.05        Brokers. All negotiations relative to this Agreement, the Merger and the other transactions contemplated hereby have been carried out by Parent directly with Seller and the Company without the intervention of any Person on behalf of Parent in such manner as to give rise to any valid claim by any Person against Seller or the Company for a finder’s fee, brokerage commission or similar payment.

Article V
COVENANTS

Section 5.01        Approvals. Seller Group and Parent shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions hereunder as promptly as practicable.

Section 5.02        Investigation by Parent. Principal and Seller shall, and shall cause the Company to, (a) provide Parent, any Person who is considering providing financing to Parent to finance all or any portion of the Merger Consideration and their Representatives with full access, upon reasonable prior notice to all officers, employees, agents and accountants of the Company and its Assets and books and records, and (b) furnish Parent and its Representatives with all such information and data (including without limitation copies of Contracts, Benefit Plans and other books and records) concerning the business and operations of the Company as Parent or any of its Representatives may reasonably request.

Section 5.03        No Shop; No Transfer of Shares. Seller and Principal will not take, nor will Seller and Principal permit the Company or any Affiliate or Associate of Seller or Principal (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Seller Principal, the Company or any such Affiliate or Associate) to take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any Person (a) to engage in any Business Combination with the Company, (b) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or to engage in any discussions or negotiations with respect to, or otherwise attempt to consummate, any Business Combination with the Company or (c) to furnish or cause to be furnished any information with respect to the Company to any Person (other than as contemplated by Section 5.02) which Seller, Principal, the Company or any such Affiliate or Associate (or any such Person acting for or on their behalf) knows or has reason to believe is in the process of considering any Business Combination with the Company. Each member of the Seller Group agrees to immediately terminate (in writing, with a copy to Parent) any and all discussions or negotiations of any type described in this Section 5.03. If any member of Seller Group receives or becomes aware that the Company or any such Affiliate (or any such Person acting for or on their behalf) has received from any Person (other than Parent or any other Person referred to in Section 5.02) any offer, inquiry or informational request referred to above, Seller Group will promptly advise such Person, by written notice, of the terms of this Section 5.03 and will promptly, orally and in writing, advise Parent of such offer, inquiry or request and deliver a copy of such notice to Parent. In addition to the foregoing, Seller shall not Transfer, or agree to Transfer, any Company Shares at any time prior to the Termination Date, other than to Parent as contemplated by this Agreement.

Section 5.04        Conduct of Business. Seller and Principal shall cause the Company to, and the Company will, conduct business only in the ordinary course consistent with past practice. Except as expressly contemplated by this Agreement, or as Parent may otherwise consent (such consent not to be unreasonably withheld), at all times from the date of this Agreement until the earlier to occur of the Closing or the valid termination of this Agreement in accordance with the terms hereof, Seller Group shall:

(a)               operate the Business in the usual, regular, and ordinary course in substantially the same manner as heretofore conducted;

(b)               take all reasonable steps to preserve and protect the Assets of the Company in good working order and condition, ordinary wear and tear excepted;

(c)               comply with all requirements of law, orders, and material contractual obligations applicable to the operation of the Business;

(d)               use commercially reasonable efforts to preserve intact the Business, keep available the services of the Business’s officers, employees, and agents and maintain the Business’s current relations and goodwill with suppliers, customers, licensors, landlords, creditors, employees, agents, and others having business relationships with the Business, including by promptly paying all amounts owing to such Persons as and when such amounts are due (other than amounts being disputed in good faith);

(e)               continue in full force and effect all insurance coverage pertaining to the Business or the Assets of the Company that are in effect as of the date of this Agreement or obtain substantially equivalent policies;

(f)                confer with Parent prior to implementing Business operational decisions that materially impact the Business, and report periodically to Parent concerning the status of the Business;

(g)               maintain the books and records of the Company in the ordinary course of business consistent with past practice;

(h)               not (i) make, change or revoke any Tax election, (ii) change an annual Tax accounting period, (iii) adopt or change any Tax accounting method, (iv) file any amended Tax Return, (v) file any Tax Return in a manner that is inconsistent with past practice, (vi) enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute, or (vii) surrender any right to claim a refund of Taxes;

(i)                 except in the ordinary course of Business consistent with past practices of the Company and not in excess of $25,000 (individually or cumulative), not acquire, sell, lease, license, transfer or dispose of any properties or Assets of the Company or enter into any other commitment or transaction that is material to the Company;

(j)                 except in the ordinary course of Business consistent with past practices of the Company and not in excess of $25,000 (individually or cumulative), not make or incur any expenditure, lease or commitment for additions to property or equipment or other tangible assets of the Company; provided, however, that the $25,000 limit shall not apply to product sales and inventory purchases by the Company;

(k)               except in the ordinary course of Business consistent with past practices of the Company and so long as not in excess of $25,000 (individually or cumulative), not enter into any contract or other instrument to which any member of Seller Group is a party or to which any of the Assets of the Company are subject, which contract continues after the Closing Date and cannot be terminated by the Company on not more than thirty (30) days’ notice without any liability on the part of the Company; provided, however, that the $25,000 limit shall not apply to product sales and inventory purchases by the Company; and

(l)                 not (a) grant any bonuses, whether monetary or otherwise, make any distributions or dividends, or increase, except in the ordinary course of business consistent with past practices of the Company, and in any event not more than $25,000 in the aggregate, wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Company or their spouses, dependents or beneficiaries other than as required by law or as provided for in any existing written agreements as of the date hereof; (b) change the terms of employment or service for any such person or (c) take any action to increase the amount of or accelerate the vesting or payment of any compensation or benefits to any such person; provided, however, nothing herein contained shall be deemed to prohibit Seller from declaring and paying a dividend or bonus in cash to Seller or Principal so long as at Closing the Seller Group satisfies the Minimum Working Capital and Minimum Cash Amount.

Section 5.05        Non-Solicitation.

(a)               Neither Seller nor Principal shall, during the period beginning on the Closing Date and ending on the later of (i) the fifth (5th) anniversary of the Closing Date, or (ii)(a) the two (2) year anniversary of the date Principal ceases to be an employee of the Surviving Company or any of its Affiliates or (b) the one (1) year anniversary of the date Seller ceases to be an employee of the Surviving Company or any of its Affiliates if Principal is terminated by the Surviving Company or any of its Affiliates without Cause (the “Non-Solicitation Restriction Period”), directly or indirectly, solicit, entice, persuade, induce or cause any employee, officer, manager, director, consultant, agent or independent contractor of Parent, or any of the direct or indirect subsidiaries or Affiliates of Parent of the Company (collectively, the “Parent Group”) to terminate his, her or its employment, consultancy or other engagement with such entity and become employed by or engaged with any other Person, or approach any such employee, officer, manager, director, consultant, agent or independent contractor for any of the foregoing purposes, or authorize or assist in the taking of any of such actions by any Person:

(b)               Neither Seller nor Principal shall, during the Non-Solicitation Restriction Period, directly or indirectly, solicit, entice, persuade, induce, or cause, or attempt to solicit, entice, persuade, induce, or cause:

(i)                 any Person who was or is a customer of the Company or any of its Affiliates at any time during the 12-month period prior to the date of this Agreement or was or is a customer of any of Parent Group at any time during the Non-Solicitation Restriction Period; or

(ii)              any lessee, equipment vendor or lessee, operator, vendor or supplier to, or any other Person who had or has a business relationship of any kind with, any of the Company or any of its Affiliates at any time during the 12-month period prior to the date of this Agreement or had or has a business relationship of any kind with any of Parent Group at any time during the Non-Solicitation Restriction Period;

(the Persons referred to in items (i) and (ii) above, collectively, the “Prohibited Persons”) to enter into a business relationship with any other Person for the services, activities or goods that are the same as or substantially similar to or competitive with the Business as presently conducted and that any such Prohibited Person purchased from, was engaged in with or provided to, the Company or any of its Affiliates or the Parent Group, or any of its Affiliates, as applicable, or to reduce or terminate such Prohibited Person’s business relationship with Parent Group; and neither Seller nor Principal shall, directly or indirectly, approach any such Prohibited Person for any such purpose, or authorize or assist in the taking of any of such actions by any Person.

(c)               For purposes of this Section 5.05, the terms “employee,” “consultant,” “agent” and “independent contractor” shall include any Persons with such status at any time during the twelve (12) months preceding any solicitation in question.

(d)               Each of Seller and Principal acknowledges that the provisions of this Section 5.05 and the period of time, geographic area and scope and type of restrictions on such Seller’s or Principal’s activities set forth herein are reasonable and necessary for the protection of Parent, which is paying substantial monies and other benefits to Seller and Principal, and are an essential inducement to Parent’s entering into and performing this Agreement and the Ancillary Documents to which Parent is party. If any covenant contained in this Section 5.05 shall be determined by any court or other tribunal of competent jurisdiction to be invalid or unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (x) such covenant shall be interpreted to extend over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court or other tribunal making such determination, and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. It is the intention of the parties that the provisions of this Section 5.05 shall be enforceable to the maximum extent permitted by applicable Law.

(e)               Each of Seller and Principal acknowledges that any breach or threatened breach of the covenants contained in this Section 5.05 will likely cause Parent material and irreparable damage, the exact amount of which will be difficult to ascertain, and that the remedies at Law for any such breach will likely be inadequate. Accordingly, to the extent permitted by applicable Law, Parent shall, in addition to all other available rights and remedies (including, but not limited to, seeking such damages as it can show it has sustained by reason of such breach), be entitled to seek specific performance and injunctive relief in respect of any breach or threatened breach of this covenant, without being required to post bond or other security and without having to prove the inadequacy of the available remedies at Law.

Section 5.06        Non-Competition.

(a)               Neither Seller nor Principal shall, during the period beginning on the Closing Date and ending on the later of (i) the fifth (5th) anniversary of the Closing Date or (ii)(a) the two (2) year anniversary of the date Principal ceases to be an employee of the Surviving Company or any of its Affiliates or (b) the one (1) year anniversary of the date Principal ceases to be an employee of the Surviving Company or any of its Affiliates if Principal is terminated by the Surviving Company or any of its Affiliates without Cause (the “Non-Competition Restricted Period”), anywhere within North America, and in any other region in which of Surviving Company, Parent or any of their subsidiaries or Affiliates are presently conducting the Business, directly or indirectly, whether alone or as an owner, shareholder, partner, member, manager, investor, lender, joint venturer, officer, director, consultant, independent contractor, agent, employee or otherwise of any company or other business enterprise, own, finance, manage, operate or engage in, or participate in the ownership, management or operation of, any business competitive with that of the Company as presently conducted (including, without limitation, any commercial laundry, coin operated laundry, or dry cleaning store). Nothing in this Agreement (1) shall prohibit Seller or Principal from purchasing or owning less than three percent (3%) in the aggregate of the publicly traded securities of any Person, provided that such ownership represents a passive investment and that neither Seller nor Principal is a controlling person of, or a member of a group that controls, such Person, or (2) the involvement of Principal in any business, the ownership of which was obtained by Principal or any of his Affiliates following the exercise of his or their rights under the loan agreement set forth in Section 5.06 of the Disclosure Schedules; provided that Principal or his Affiliates purchase all equipment, parts and services for such business from Parent or any of its Affiliates.

(b)               Each of Seller and Principal acknowledges that the provisions of this Section 5.06 and the period of time, geographic area and scope and type of restrictions on Seller’s, Principal’s and the Company’s activities set forth herein, are reasonable and necessary for the protection of Parent, which is paying substantial monies and other benefits to Seller, the Principal and the Company and are an essential inducement to Parent’s entering into and performing this Agreement and the Ancillary Documents to which Parent is party. If any covenant contained in this Section 5.06 shall be determined by any court or other tribunal of competent jurisdiction to be invalid or unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (x) such covenant shall be interpreted to extend over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court or other tribunal making such determination, and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. It is the intention of the parties that the provisions of this Section 5.06 shall be enforceable to the maximum extent permitted by applicable Law.

(c)               Each of Seller and Principal acknowledges that any breach or threatened breach of the covenants contained in this Section 5.06 will likely cause Parent material and irreparable damage, the exact amount of which will be difficult to ascertain, and that the remedies at Law for any such breach will likely be inadequate. Accordingly, to the extent permitted by applicable Law, Parent shall, in addition to all other available rights and remedies (including, but not limited to, seeking such damages as it can show it has sustained by reason of such breach), be entitled to seek specific performance and injunctive relief in respect of any breach or threatened breach of this covenant, without being required to post bond or other security and without having to prove the inadequacy of the available remedies at Law.

Section 5.07        Tax-free Reorganization. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, and that this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368(a) of the Code for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes. Each party to this Agreement shall (i) use commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and (ii) report, for all Tax purposes, each of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.08        Voting of Parent Common Stock.

(a)               During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Voting Period”), each of Seller and Principal agrees to vote or cause to be voted, or consent or cause to be consented, with respect to all matters submitted to a vote or consent, as the case may be, of Parent’s stockholders, whether the matter is brought before any meeting of the stockholders of Parent however called, proposed to be taken by written consent of the stockholders of Parent or otherwise, all of the shares of Parent Common Stock owned or held by Seller, Principal or any of their Affiliates, directly or indirectly (the “Seller Shares”), in accordance with the recommendations or directions of Parent’s board of directors (the “Parent Board”). For the avoidance of doubt, the term “Seller Shares” shall include all shares of Parent Common Stock owned or held by Seller, Principal or any of their Affiliates, directly or indirectly, as of the Closing Date (after giving effect to the transactions contemplated hereby) and all shares of Parent Common Stock subsequently acquired by Seller, Principal or any of their Affiliates by any means, including, without limitation, upon exercise of any stock option, warrant or similar purchase right. Notwithstanding the foregoing, on the day immediately following the six-month anniversary of the Closing Date, an amount equal to 25% of the Seller Shares (69,596 shares of Parent Common Stock) issued to Seller as the Equity Consideration shall be released from the voting agreement of this Section 5.08(a).

(b)               In furtherance of the voting agreement of Seller and Principal contained in Section 5.08(a), each of Seller and Principal hereby constitutes and appoints as the proxy of Seller and Principal, and hereby grant a power of attorney to, Parent and its designees, with full power of substitution, with respect to all matters submitted to a vote or consent of Parent’s stockholders as contemplated by Section 5.08(a). The proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the parties in connection with the Merger, and, as such, each is coupled with an interest and shall be irrevocable during the Voting Period but shall immediately terminate upon the end of the Voting Period.

(c)               Each of Seller and Principal hereby revokes any and all previous proxies or powers of attorney with respect to the Seller Shares and shall not hereafter purport to grant any other proxy or power of attorney with respect to any of the Seller Shares, deposit any of the Seller Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person or entity, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Seller Shares.

Section 5.09        Lock-Up.

(a)               During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Lock-Up Period”), except as otherwise expressly permitted pursuant to this Section 5.09, each of Seller and Principal shall not Transfer any Seller Shares without the prior written consent of the Parent Board, which consent may be granted or withheld in its sole and absolute discretion. Notwithstanding the foregoing, on the day immediately following the six month anniversary of the Closing Date, an amount equal to 25% of the Seller Shares (69,596 shares of Parent Common Stock) issued to Seller as the Equity Consideration shall be released from the Lock-Up restriction of this Section 5.09; provided that (i) any Transfer of such shares be conducted by a securities professional appointed by Parent and (ii) Seller may not Transfer more than 8,500 Seller Shares on any trading day.

Section 5.10        Legends.

(a)               Seller covenants that the Equity Consideration will only be disposed of pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities laws. In connection with any transfer of Equity Consideration other than pursuant to an effective registration statement or to Parent, Parent may require the transferor to provide to Parent an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to Parent, to the effect that such transfer does not require registration under the Securities Act.

(b)               Seller agrees to the imprinting of the following legend on any certificate evidencing any of the Equity Consideration:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THAT VOTING AND TRANSFER RESTRICTIONS PURSUANT SECTIONS 5.08 AND 5.09 OF THAT CERTAIN AGREEMENT AND PLAN OF MERGER, DATED OCTOBER 9, 2020, AND ALL AMENDMENTS THERETO, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER, AND VOLUNTARY OR INVOLUNTARY SALE, PLEDGE, ASSIGNMENT, HYPOTHECATION, GIFT, OR OTHER DISPOSITION OR TRANSFER (AS DEFINED IN SUCH STOCKHOLDERS AGREEMENT) OF THE SHARES REPRESENTED BY THIS CERTIFICATE OR ANY INTEREST THEREIN SHALL BE SUBJECT TO THE TERMS OF SUCH PROVISIONS OF THE AGREEMENT AND PLAN OF MERGER AND THE SHARES REPRESENTED HEREBY SHALL REMAIN SUBJECT TO THE TERMS OF SUCH STOCKHOLDERS AGREEMENT NOTWITHSTANDING ANY SUCH TRANSFER.

Section 5.11        Public Announcement. Seller Group and Parent shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the Merger and the other transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law.

Section 5.12        Confidentiality. For a period of five (5) years following the Closing Date, neither Seller nor Principal shall, and Seller and Principal shall cause their Affiliates and the respective Representatives of Seller, Principal and their Affiliates not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that Seller, Principal or their Affiliates may furnish such portion (and only such portion) of the Confidential Information as Seller, Principal or such Affiliates reasonably determine he, she, or it is legally obligated to disclose if: (i) he, she or it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request, he, she or it notifies Parent of the existence, terms and circumstances surrounding such request and consults with Parent on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) he, she or it exercises its commercially reasonable efforts to obtain an Order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent Seller, Principal or such Affiliates from being held in contempt or becoming subject to any other penalty under applicable Law. For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Company or the Merger and the other transaction contemplated hereby (other than data or information that is or becomes available to the public other than as a result of a breach of this Section 5.12).

Section 5.13        Further Assurances. At and after the Effective Time, the officers, and managers of the Surviving Company shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

Section 5.14        PPP Loan. Surviving Company shall, with the assistance of Principal, prepare and file all applications under the CARES Act (subject to the review and approval of Principal, which approval shall not be unreasonably withheld or delayed), with respect to the forgiveness of the PPP Loan, and use commercially reasonable efforts to obtain either full or partial forgiveness of the PPP Loan. The Surviving Company shall not be obligated to incur third party expenses such as those for attorney’s or accountants (which expenses shall be borne by Seller and Principal). Surviving Company, Seller and Principal agree to cooperate with each other in connection with the preparation and filing of all applications under the CARES Act. Notwithstanding anything herein to the contrary, should the forgiveness of the PPP Loan, whether partially or completely, be denied as a direct result of the Merger, or any direct act of the Parent or any Affiliate taken without the consent of Principal without the consent of Principal, then Seller shall be released from any indemnification of the same and the Parent and the Merger Sub agrees to pay any portion of the PPP Loan forgiveness so disallowed for said reasons.

Article VI
TAX MATTERS

Section 6.01        Tax Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller and Principal when due (“Transfer Taxes”). Parent, Seller, Principal and the Company shall cooperate in the preparation, execution and filing of all Tax returns, questionnaires, applications or other documents regarding any Transfer Taxes and shall cooperate in attempting to minimize the amount of Transfer Taxes.

Section 6.02        Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date none of the Company or any of their Representatives shall have any further rights or Liabilities thereunder.

Section 6.03        Tax Indemnification. Seller and Principal shall, jointly and severally, indemnify the Company, Parent, and each Parent Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.08; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all Taxes of Seller and Principal; (d) all Taxes of the Company or relating to the Business for all Pre-Closing Tax Periods; (e) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (f) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; and (G) any Transfer Taxes which are the responsibility of Seller and Principal under Section 6.01. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Seller and Principal shall pay Parent for any Taxes that are the responsibility of Seller and Principal pursuant to this Section 6.03 within ten (10) Business Days after payment of such Taxes by Parent or the Company (or other recognition of such Loss)

Section 6.04        Straddle Period. For all purposes of this Agreement, the portion of any Tax with respect to any Straddle Period that is allocable to the pre-Closing portion of such Straddle Period will be determined as follows: (i) in the case of any sales or use Tax, value added Tax, employment Tax, withholding Tax, and any Tax based on or measured by income, profits, or receipts shall be determined based on the amount of Taxes that would be payable based on a closing of the books as of the end of the Closing Date, and (ii) in the case of all other Taxes, determined based on the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the applicable Straddle Period; provided that exemptions, allowances or deductions that are calculated on an annual basis (or on a monthly basis, where required) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date (or with respect to federal income taxes in proportion to the number of days in each period).

Section 6.05        Contests. Parent agrees to give written notice to Seller and Principal of the receipt of any written notice by the Company, Parent or any of Parent’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Parent pursuant to Section 6.03 (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Parent’s right to indemnification hereunder. Parent shall control the contest or resolution of any Tax Claim; provided, however, that Parent shall obtain the prior written consent of Seller and Principal (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim.

Section 6.06        Cooperation and Exchange Information. Seller, Principal, the Company and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Seller, Principal and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods.

Section 6.07        Payments to Parent. Any amounts payable to Parent pursuant to this Article VI shall be satisfied: (i) from the Escrow Amount; and (ii) to the extent such amounts exceed the amount available to Parent in the Escrow Amount, from Seller and Principal.

Section 6.08        Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.08 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days (provided, that such survival shall not exceed the period allowed pursuant to 10 Del. Code § 8106(c)).

Section 6.09        Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, as it relates to Taxes or Tax Returns, the provisions of this Article VI shall govern.

Article VII
CONDITIONS TO CLOSING

Section 7.01        Conditions to Obligations of All Parties. The obligations of each party to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)               No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the Merger or the other transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02        Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a)               The representations and warranties of Seller Group contained in this Agreement or any Ancillary Document or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the Merger and the transactions contemplated hereby and thereby shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be materially true and correct as of such specified date.

(b)               Seller Group shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)               There shall not have occurred any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company.

(d)               All approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing.

(e)               Seller Group shall have delivered each of the closing deliverables set forth in Section 2.05(b).

(f)                Parent shall have obtained satisfactory debt and equity financing sufficient to fund the Transactions, on terms and conditions acceptable to Parent.

(g)               The Persons listed on Schedule 1.01(b) shall continue their employment with the Surviving Company.

(h)               If the terms of the PPP Loan, or any other loans received by the Company under the Paycheck Protection Program pursuant to Section 1102 of the CARES Act guaranteed by the SBA requires the consent of the U.S. Small Business Administration to the transactions contemplated by this Agreement, either (i) the Parent shall have received a copy of such consent or (ii) the Company shall have fully paid off such PPP Loan in each case, no later than five (5) Business Days prior to the Closing.

(i)                 Evidence of the Backlog of the Company as of the Closing Date in an amount no less than $3,874,947, as of October 7, 2020, subject to adjustments in the Company’s normal course of business, to be delivered three (3) Business Days prior to the Closing.

(j)                 Evidence, satisfactory to Parent, that the Company directly owns Leased Equipment, Forklift, Computer Software, Office Equipment, and Vehicles (each as represented on the Estimated Closing Date Statement) with a Fixed Asset Acquisition Cost of $4,311,345, $37,873, $81,231, $83,871, and $1,133,548, subject to adjustment resulting from any audit, provided that the adjustment does not materially affect the Company’s operations.

Section 7.03        Conditions to Obligations of Seller Group. The obligations of Seller Group to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment or Seller Group’s waiver, at or prior to the Closing, of each of the following conditions:

(a)               The representations and warranties of Parent and Merger Sub contained in this Agreement or any Ancillary Document or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the Merger and the transactions contemplated hereby and thereby shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be materially true and correct as of such specified date.

(b)               Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)               All approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Seller Group at or prior to the Closing.

(d)               If the terms of the PPP Loan, or any other loans received by the Company under the Paycheck Protection Program pursuant to Section 1102 of the CARES Act guaranteed by the SBA requires the consent of the U.S. Small Business Administration or Lender to the transactions contemplated by this Agreement, the Company shall have received such consent.

(e)               Parent and Merger shall have delivered each of the closing deliverables set forth in Section 2.05(c).

Article VIII
INDEMNIFICATION

Section 8.01        Survival of Representations and Warranties. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.08 (Tax Matters) which are governed exclusively by Article VI) shall survive the Closing and shall remain in full force and effect until the date that is thirty six (36) months from the Closing Date; provided, that the representations and warranties in (a) Section 3.01 (Execution by Seller and Principal), Section 3.02 (Organization of, and Execution by, the Company), Section 3.03 (Capitalization), Section 3.11 (Benefit Plans), Section 3.16 (Environmental Matters), Section 3.26 (Brokers), Section 4.01 (Organization), Section 4.02 (Authority) and Section 4.05 (Brokers) (Section 3.01, Section 3.02, Section 3.03, Section 3.11, Section 3.16, Section 3.26, Section 4.01, Section 4.02 and Section 4.05 are collectively referred to herein as the “Fundamental Representations”), and the Special Indemnity shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixth (60) days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Neither Seller nor Principal, on the one hand, or Parent, on the other hand, shall have any liability whatsoever with respect to any such representations and warranties unless a claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

Section 8.02        Indemnification by Seller and Principal. Subject to the other terms and conditions of this Article VIII, Seller and Principal shall, jointly and severally, indemnify and defend each of Parent and its Affiliates (including the Company) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a)               any inaccuracy in or breach of any of the representations or warranties of Seller Group contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller Group pursuant to this Agreement (other than in respect of Section 3.08, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller Group pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI); or

(c)               any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not paid or satisfied by Seller Group at or prior to the Closing, or if paid by Parent or Merger Sub at or prior to the Closing, to the extent not deducted in the determination of the Estimated Closing Cash Payment or the Final Closing Cash Payment.

(d)               any and all Losses arising out of, or associated with, the matters set forth in Section 8.02(d) of the Disclosure Schedules (the “Special Indemnity”).

Section 8.03        Indemnification by Parent. Subject to the other terms and conditions of this Article VIII, Parent shall indemnify and defend each of Seller, Principal and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)               any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI); or

(c)               all liabilities of the Company and the Merger Sub to the extent arising or originating as a result of events which occurred after the Closing and to the extent that such events do not relate to an indemnifiable event by Seller and Principal under Section 8.02

Section 8.04        Certain Limitations. Neither Seller or Principal, on the one hand, nor Parent, on the other hand, shall be obligated to indemnify or hold harmless the other in respect of any Losses suffered, incurred or sustained by such party under Section 8.02(a) or Section 8.03(a), as applicable, until such Losses equal or exceed $25,000 in the aggregate (the “Threshold”) (at which point such party will be obligated to indemnify the other for the amount of such Losses from the first dollar) and neither Seller or Principal, on the one hand, nor Parent, on the other hand, shall be obligated to indemnify the other for the amount of any Losses as a result of any breach or breaches under Section 8.02(a) or Section 8.03(a), as applicable, in excess of $4,050,000 (the “Cap”); provided, however, that the Threshold and Cap shall not apply to any

Losses resulting from (i) fraud on the part of such party, or (ii) any breach of or inaccuracy in any of the Fundamental Representations; provided further, however, that nothing in this Section 8.04 shall limit the obligation of Seller and Principal to indemnify Parent with respect to the items set forth in Section 8.02(b), Section 8.02(c), or Section 8.02(d), or the obligation of Parent to indemnify Seller and Principal with respect to the items set forth in Section 8.03(b). For the avoidance of doubt, indemnification payments pursuant to Section 6.03 shall not be subject to the limitations of this Section 8.04.

Section 8.05        Indemnification Procedures.

(a)               Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action, except where the settlement is solely for cash payment, without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(b)               Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.08 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 8.06        Payments; Indemnification Escrow Amount.

(a)               Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such five (5) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to five percent (5%) 365 day year and the actual number of days elapsed.

(b)               Any Losses payable to a Parent Indemnitee pursuant to this Article VIII shall be satisfied: (i) from the Escrow Amount; and (ii) to the extent the amount of Losses exceeds the amounts available to the Parent Indemnitee in the Escrow Amount, from Seller and Principal.

Section 8.07        Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08        Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09        Exclusive Remedies. Subject to Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the Merger and any other transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

Article IX
TERMINATION

Section 9.01        Termination. This Agreement may be terminated, and the Merger and the other transactions contemplated hereby may be abandoned:

(a)               by the mutual written consent of the Company and Parent;

(b)               by Parent by written notice to Seller Group if:

(i)                 none of Parent or Merger Sub are then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller Group pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller Group within ten (10) days of Seller Group’s receipt of written notice of such breach from Parent; or

(ii)              any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2020, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)               by Seller Group by written notice to Parent if:

(i)                 Seller Group is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within ten (10) days of Parent’s or Merger Sub’s receipt of written notice of such breach from Seller Group; or

(ii)              any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2020, unless such failure shall be due to the failure of Seller Group to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing; or

(d)               by Parent or the Company if there shall be any Law that makes consummation of the Merger or the other transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued an Order restraining or enjoining the Merger or any other transaction contemplated by this Agreement, and such Order shall have become final and non-appealable.

Section 9.02        Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)               as set forth in this Article IX, Section 5.12 and Article X hereof; and

(b)               that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Article X
MISCELLANEOUS

Section 10.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement, the Merger and any other transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02    Notices.

(a)               All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02:

if to Seller Group (including the Company prior to the Effective Time), to:

Yankee Equipment Systems, Inc.

Email:plimoncelli@yankeeequipment.com
Telephone No.: (203) 671-6456
Attn: Peter Limoncelli

with a copy (which shall not constitute notice) to:

Berdon, Young & Margolis, PC

350 Orange Street, 2nd Floor

New Haven, CT 06511

Email: Peter.Berdon@bymlaw.com
Telephone No.: (203) 439-7857
Facsimile No.: (203) 492-4444

if to Parent or Merger Sub, to:

EVI Industries, Inc.

4500 Biscayne Boulevard
Suite 340

Miami, FL 33137

Email: hnahmad@evi-ind.com

Telephone No.: (305) 402-9300

Facsimile No.: (305) 751-4903
Attn.: Mr. Henry M. Nahmad

with a copy (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders LLP
875 Third Avenue
New York, NY 10022
Email: joseph.walsh@troutman.com
Telephone No.: (212) 704-6030
Facsimile No.: (212) 704-5919
Attn.: Joseph Walsh, Esq.

Section 10.03    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger and the other transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06    Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08    No Third-party Beneficiaries. Except as provided in Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub and Seller Group at any time prior to the Effective Time. Any failure of Parent or Merger Sub, on the one hand, or Seller Group, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Seller Group (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by Seller Group), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.10    Governing Law; Waiver of Trial by Jury. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to a contract executed and performed in such State without giving effect to the conflicts of Laws principles thereof, which would result in the applicability of the Laws of another jurisdiction. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.11    Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court in connection with any Action arising out of or relating to this Agreement or the Transactions, waives any objection to venue in such courts, in each case located in Delaware, and agrees that service of any summons, complaint, notice or other process relating to such proceeding may be effected in the manner provided by Section 10.02.

Section 10.12    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Principal and the duly authorized officer of each other party hereto as of the date first above written.

EVI INDUSTRIES, INC.

By: /s/ Henry M. Nahmad
Name: Henry M. Nahmad
Title: Chief Executive Officer

YANKEE EQUIPMENT SYSTEMS, LLC,
a Delaware limited liability company

By: /s/ Henry M. Nahmad
Name: Henry M. Nahmad
Title: Manager

[Signature Page to Agreement and Plan of Merger]

YANKEE EQUIPMENT SYSTEMS, INC.,
a New Hampshire corporation

By: /s/ Peter Limoncelli
Name: Peter Limoncelli
Title: President

LIMONCELLI FAMILY 2020 REVOCABLE TRUST U/I/D JUNE 29, 2020

By: /s/ Peter Limoncelli
Name: Peter Limoncelli
Title: Trustee

By: /s/ Eileen Limoncelli
Name: Eileen Limoncelli
Title: Trustee

/s/ Peter Limoncelli
Peter Limoncelli

[Signature Page to Agreement and Plan of Merger (cont.)]